                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration Number 333-119363


PROSPECTUS SUPPLEMENT
(To Prospectus dated May 3, 2005)


                               AUTOCAM CORPORATION

                   10.875% SENIOR SUBORDINATED NOTES DUE 2014

                                   -----------

         Attached hereto and incorporated by reference herein is our Current Report on Form 8-K dated December 13, 2005. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated May 3, 2005, with respect to the 10.875% Senior Subordinated Notes Due 2014, including any amendments or supplements thereto.

                                   -----------

         INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any of the proceeds of such sales.

                                   -----------

                              GOLDMAN, SACHS & CO.

                                   -----------

                                December 13, 2005

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 13, 2005
                              (December 12, 2005)

                               AUTOCAM CORPORATION
             (Exact name of registrant as specified in its charter)



            MICHIGAN                     333-119215              38-2790152
-------------------------------   ------------------------  --------------------

(State or other jurisdiction of   (Commission File Number)     (IRS Employer
         incorporation)                                      Identification No.)

           4436 BROADMOOR AVENUE SOUTHEAST, KENTWOOD, MICHIGAN, 49512
          -----------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (616) 698-0707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

SECTION 7 -- REGULATION FD.

ITEM 7.01.  REGULATION FD DISCLOSURE.

ATS ACQUISITION

         On December 12, 2005, Autocam Corporation ("Autocam") entered into an Asset Purchase Agreement with ATS Automation Tooling Systems, Inc. of Cambridge, Ontario ("ATS") to purchase certain assets of ATS's Precision Metals Division (the "Acquisition"). The total cost of approximately $7 million includes the acquisition of assets and expected integration expenses to be incurred following the closing of the transaction. ATS is engaged in the business of producing high-volume, precision machined armatures shafts, worms and gears used in small electric motor, safety and convenience applications for the automotive industry. Such components are substantially similar to components manufactured by Autocam throughout its worldwide operations.

         On December 13, 2005, Autocam and ATS issued a joint press release announcing the signing of the Asset Purchase Agreement, a copy of which is furnished as Exhibit 99.1.

         The Acquisition will be funded from the proceeds of equity contributions from existing shareholders (or affiliates of existing shareholders) of Micron Holdings, Inc., the ultimate parent of Autocam. The transaction is scheduled to close during the first week of January 2006 (the "Closing Date") and is subject to customary closing conditions.

         Set forth below is certain financial information reflecting Autocam management's expectations of ATS's operations during the twelve month period after the Acquisition is fully integrated. The Acquisition is expected to be fully integrated within five months of the Closing Date.

Net Sales                                         $16,100,000
Operating Income                                    1,700,000
Depreciation and Amortization                         300,000

This report includes "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Statements that are predictive in nature that depend upon or refer to future events or conditions or that include words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "likely," "will," "would," "could" and similar expressions are forward-looking statements.

All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in our industry and markets. Others are more specific to our operations. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from the forward-looking statements contained in this report.

Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

-    whether the Acquisition is completed and the timing thereof;

- our ability to timely integrate the Acquisition and costs associated with the integration;

-    the cyclical nature of the automotive industry;

-    performance of our business and future operating results;

- general business and economic conditions, particularly an economic downturn; and

- the factors discussed in our Form 10-K for the fiscal year ended December 31, 2004 in the section titled "Risk Factors."

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur and actual results may differ materially from the projected financial information. Accordingly, investors should not place undue reliance on any of these estimated results, projections or other forward looking statements.

In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, is being furnished under
Item 7.01 and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liability of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

      (a) Not Applicable.

      (b) Not Applicable.

      (c) The exhibit listed below and in the accompanying Exhibit Index is furnished as part of this Current Report on Form 8-K.


EXHIBIT NO.

Exhibit 99     Press Release, dated December 13, 2005

         SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Autocam Corporation



                                            By:     /s/ John C. Kennedy
                                                 ----------------------------
                                                 Name: John C. Kennedy
                                                 Title: President and Chief
                                                        Executive Officer




Dated:  December 13, 2005

                                  EXHIBIT INDEX


EXHIBIT NO.

Exhibit 99     Press Release, dated December 13, 2005

                                                                      EXHIBIT 99


                                  PRESS RELEASE
                                December 13, 2005


ATS ENTERS AGREEMENT TO SELL
PRECISION METALS DIVISION TO AUTOCAM

Cambridge, Ontario (December 13, 2005): ATS Automation Tooling Systems Inc. of Cambridge, Ontario and Autocam Corporation of Kentwood, Michigan today announced they have entered into a definitive agreement that will see ATS sell the assets of its precision metals division to Autocam, a global leader in quality precision-machined solutions.

The two companies have signed a binding purchase agreement and expect to close the transaction in early January. The purchase price and the terms of the transaction were not disclosed. The precision metals business of ATS employs approximately 230 people at its facility in Kitchener, Ontario. ATS announced its intention to divest the division earlier this year and has treated it as a discontinued operation.

Said Ron Jutras, ATS President and Chief Executive Officer: "This sale further streamlines our Precision Components Group (PCG) and supports our broader strategy of focusing PCG on subassembly activities where it has key competitive advantages." ATS believes the proceeds of the transaction approximate the net carrying value of the assets sold subject to working capital adjustments, if any, and fees associated with the transaction.

Said John Kennedy, Autocam's President and Chief Executive Officer: "The assets we're acquiring are highly synergistic with our global capabilities and will enable us to deliver additional services to our growing worldwide customer base."

ABOUT ATS
ATS Automation Tooling Systems Inc. (www.atsautomation.com) is the industry's leading designer and producer of turn-key automated manufacturing and test systems, which are used primarily by multinational corporations operating in a variety of industries including: healthcare, automotive, computer/electronics and consumer products. ATS is also an emerging leader in the rapidly growing market for solar energy cells and modules. The Company also makes precision components and subassemblies using process knowledge and automation technology. ATS employs approximately 4,000 people at 26 manufacturing facilities in Canada, the United States, Europe and Asia-Pacific. The Company's shares are traded on The Toronto Stock Exchange under the symbol ATA.

ABOUT AUTOCAM
Autocam serves automotive, medical and consumer products companies around the world from 18 facilities in North America, South America, Europe and Asia. Founded in 1988, it employs more than 2,500 people. Among its core competencies are: precision turning, precision grinding, gear manufacturing, precision milling, forging, plastic molding, rotary transfer machining, precision secondary machining, sub-assembly, laser machining, finishing, heat treatment, precision cleaning, and precision measuring. More information can be found at www.autocam.com.

FOR MORE INFORMATION:
ATS:
Carl Galloway, VP Treasurer
Gerry Beard, VP, CFO
519 653 6500

Autocam:
Mark R. Scott, Corporate Controller
616 698 0707

ATS FORWARD-LOOKING STATEMENT
Certain forward-looking statements are made in this news release, including statements regarding possible future results and business. Investors are cautioned that such forward-looking statements involve risks and uncertainties. ATS's results could differ materially from those currently anticipated due to a number of factors including, but not limited to, the risks and uncertainties contained in the Company's fiscal 2005 MD&A and annual report and other risks detailed from time to time in ATS's periodic reports filed with Canadian regulatory authorities.

AUTOCAM FORWARD-LOOKING STATEMENT
Certain statements and information included in this release may constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance, or achievements of Autocam to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Autocam's filings with the United States Securities and Exchange Commission. Autocam does not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.